SOSID: 1205981 Date Filed: 9/30/2014 1:08:00 PM Elaine F. Marshall North Carolina Secretary of State C2014 273 00340 State of North Carolina Department of the Secretary of State ARTICLES OF MERGER Pursuant to North Carolina General Statute Section 55-1 l-05(a), the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities. 1. The name of the surviving entity is Entegra Financial Corp., a (check one) corporation, nonprofit corporation, professional corporation, limited liability company, limited partnership, partnership, limited liability partnership organized under the laws of North Carolina. 2. The address of the surviving entity is: Street Address 220 One Center Court City Franklin State NC Zip Code 28734 County Macon 3. For each merging entity: (if more than one, complete on separate sheet and attach.) The name of the merged entity is Macon Bancorp, a (check one) corporation, nonprofit corporation, professional corporation, limited liability company, limited partnership, partnership, limited liability partnership organized under the laws of North Carolina. The mailing address of each merging entity is: (if more than one, complete on separate sheet and attach) Street Address 220 One Center Court City Franklin State NC Zip Code 28734 County Macon 4. If the surviving business entity is a domestic business entity, the text of each amendment, if any, to the Articles of Incorporation, Articles of Organization, or Certificate of Limited Partnership within the Plan of Merger is attached. N/A. 5. A Plan of Merger has been duly approved in the manner required by law by each of the business entities participating in the merger. 6. These articles will be effective upon filing unless a delayed date and/or time is specified: 5:00 p.m. on September 30, 2014. RALEIGH, NC 27626-0622 (Form BE-15) P. O. BOX 29622 CORPORATIONS DIVISION (Revised January 2014)

C201427300340 This the 29th day of September, 2014, Entegra Financial Corp. Name of Entity Signature Roger D. Plemens, President and Chief Executive Officer Type or Print Name and Title President and Chief Executive Officer Type or Print Name and Title NOTES: 1. Filing fee is $50 for For-profit entities. 2. Filing fee is $25 for Non-profit entities. 3. This document must be filed with the Secretary of State. Certificate(s) of Merger must be registered pursuant to the requirements of N.C.G.S. Section 47-18.1 CORPORATIONS DIVISION (Revised January 2014) P. 0. BOX 29622 RALEIGH, NC 27626-0622 (Form BE-15)

C201427300340 Office of the Commissioner of Banks CERTIFICATE OF AUTHORITY FOR ARTICLES OF MERGER Entegra Financial Corp., a bank holding company which is a business corporation organized and existing under the laws of the State of North Carolina, with its principal place of business in Franklin, North Carolina, and Macon Bancorp, a mutual holding company which is a business corporation organized and existing under the laws of the State of North Carolina, with its principal place of business in Franklin, North Carolina, have submitted to the Office of the Secretary of State for the State of North Carolina, Articles of Merger between Entegra Financial Corp., and Macon Bancorp, for the purpose of merging Macon Bancorp, Inc. into Entegra Financial Corp. with the surviving entity being Entegra Financial Corp.. Authority to file the Articles of Merger, is therefore granted, the said merger to be effective on the date and at the time specified therein. This the 25 day of September, 2014. Rowe Campbell Chief Deputy Commissioner of Banks